As filed with the Securities and Exchange Commission on June 6, 2005.

Registration No. 333-          .

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELIASON FUNDING CORPORATION

(Name of Small Business Issuer in its Charter)

Wisconsin	6199	20-1150223
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

548 HIGHWAY 155

ST. GERMAIN, WI 54558

(715) 479-5535

(Address and telephone number of principal executive offices and principal place of business)

DAVID ELIASON, PRESIDENT

ELIASON FUNDING CORPORATION

548 HIGHWAY 155

ST. GERMAIN, WI 54558

(715) 479-5535

(Name, address, and telephone number of agent for service)

WITH A COPY TO:

Geoffrey R. Morgan, Esq.

Michael Best & Friedrich LLP

100 East Wisconsin Avenue, Suite 3300

Milwaukee, WI 53202

(414) 271-6560

Approximate date of commencement of proposed sale to the public: From time to time as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Two-year Notes	$4,000,000	$4,000,000		$470.80
Five-year Notes	$5,000,000	$5,000,000		$588.50
Seven-year Notes	$6,000,000	$6,000,000		$706.20
Ten-year Notes	$6,000,000	$6,000,000		$706.20

			Total:	$2,471.70

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). We are selling up to $21,000,000 in aggregate principal amount of Notes, which may be constituted by any combination of the classes of Notes, with the maximum amount of each class as listed in this chart.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2005

PROSPECTUS

UP TO $21,000,000

ELIASON FUNDING CORPORATION

NOTES

We are selling up to $21,000,000 in aggregate principal amount of our Two-year, Five-year, Seven-year and Ten-year Notes (collectively, “Notes”) described in this prospectus. The Notes are being sold for their face amount, $1,000 per Note. The minimum purchase amount is $5,000 in principal amount of Notes per investor. We intend to offer the Notes on a continuous basis following effectiveness of the Prospectus. We may change the annual interest rate from time to time and, if we do so, we will file an amendment to this Prospectus reflecting such change. Any changed interest rates will not affect previously issued Notes which will continue to bear interest at their original rates. The Notes will have the following terms:

Class	Maximum Principal Amount per Class(1)	Stated Maturity(2)	Annual Interest Rate
Two-year	$4,000,000	Two years from the first day of the month of issuance	4.5%
Five-year	$5,000,000	Five years from the first day of the month of issuance	6.5%
Seven Year	$6,000,000	Seven years from the first day of the month of issuance	7.5%
Ten Year	$6,000,000	Ten years from the first day of the month of issuance	9.0%

	Per Note	Total If All Notes Are Sold
Public Offering Price	$1,000	$21,000,000
Minimum Proceeds To Us (before expenses)		$21,000,000

(1)	We are selling up to $21,000,000 in aggregate principal amount of Notes, which may be constituted by any combination of the classes of Notes, with the maximum amount of each class as listed in this chart.
(2)	For a description of the exact maturity date of your Notes, see the section entitled “DESCRIPTION OF THE NOTES—Interest Rate and Maturity.”

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

•	The Notes are debt instruments currently senior only to our outstanding equity securities.

•	There is no minimum amount of Notes that must be sold before we use any of the proceeds. The proceeds from the sales of the Notes will be paid directly to us promptly following each sale and will not be placed in an escrow account.

•	We may prepay the Notes at any time without penalty or premium.

•	There currently is no trading market for the Notes; we do not anticipate listing the Notes on a national securities exchange; and we do not expect that a public market for the Notes will develop.

•	We intend to sell the Notes through our officers, none of whom will receive any commission for the sale of the Notes and all of whom have substantial other duties with the Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

PROSPECTUS SUMMARY

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making your investment decision. You should read the entire prospectus carefully, including the section titled “Risk Factors” and the financial statements and the notes relating to those statements.

ELIASON FUNDING CORPORATION

BACKGROUND

We were formed on April 13, 2004, and all of our activities to date have been related to the formation of our business and the preparation of this offering. Therefore, we currently have limited assets, no revenue and no operating history. Our ability to successfully implement our business plan depends in part on us obtaining adequate financial resources through this offering. On September 23, 2004, Eliason, Inc., which owns 100% of our sole shareholder, Eliason Capital Group, Inc., elected to characterize us as a qualified subchapter S subsidiary under Section 1361 of the Internal Revenue Code. As a result of this election, any income earned by the Company for federal income tax purposes is treated as belonging to Eliason, Inc. For a description of the federal income tax consequences related to this status, see the section entitled “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS.”

OUR COMPANY

We were formed to, among other things, originate loans to entities for the acquisition and management of real estate primarily in the Midwest, but we may expand the scope of such activities into other regions of the United States or nationwide. For a discussion of the real estate development industry in our primary and potential markets, see the section entitled “BUSINESS—Real Estate Development in Primary Markets.” We anticipate that most of the loans we originate will be for properties on which a first mortgage loan has already been made. Accordingly, we anticipate that the loans we originate with the proceeds of this offering will be secured by personal signatures of the borrowing entities and second mortgages on the underlying properties, whenever possible. For an explanation of our loan approval process and underwriting standards, see the section entitled “BUSINESS—Loan Approval and Underwriting Process.” Our affiliated entities plan to obtain leads for loans and real estate purchases through their relationships with land brokers, real estate companies and commercial loan officers and their knowledge of the real estate market to be able to take advantage of potentially profitable opportunities as they arise.

USE OF NOTE PROCEEDS

The proceeds from the sale of our Notes will be used to:

•	originate loans to entities, including our affiliates, for the acquisition and management of commercial real estate in the Midwest, though we may also expand into other regions of the United States;

•	pay for our corporate organizational expenses and offering costs; and

•	provide funds for general corporate purposes and debt service.

SUMMARY OF THE TERMS OF THE OFFERING

Issuer	Eliason Funding Corporation, a Wisconsin corporation, located at 548 Highway 155, St. Germain, WI 54558.

Notes

We are offering up to $21,000,000 in principal amount of our Notes. You must purchase at least $5,000 in principal amount of Notes. We will sell the Notes in incremental denominations of $1,000 on a continuous basis. The Notes will be issued in book-entry form only without physical certificates or coupons.

Interest payments

We will pay interest only on the Notes quarterly on the last day of the calendar quarter to the holder of record as of the last day of the month preceding the month in which the payment date occurs. Interest will be paid without any compounding. Interest will accrue from the first day on which a Note is issued. We will pay interest on the Notes primarily from proceeds received on the loans collected from our borrowers.

Principal payments	Principal on the Notes will be paid on first day of the month following the end of each quarter commencing on the date of issuance indicated in the title of the applicable Notes.

Redemption

We may redeem any or all of the Notes without penalty or premium, at our option, in whole or in part, at any time. If we redeem your Notes, we will make payment in cash to the holder of record of all unpaid principal and interest accrued to the date set for redemption, but excluding the date of redemption.

Partial Early Redemption of Certain Notes

A holder may request early redemption of, in the case of Two- and Five-year Notes, up to five percent (5%) per year of the outstanding principal amount, up to a cumulative maximum of ten percent of the principal amount of the Note and, in the case of Notes having a term longer than five years, a holder may redeem an additional five percent (5%) after the fifth year.

Use of proceeds

We currently intend to use the proceeds from the sale of the Notes primarily to originate loans to certain of our affiliated entities for the acquisition and management of real estate in the Midwest, though we may expand to other regions of the United States or nationwide. In addition to the above, the Note proceeds will be used to pay for our corporate organizational expenses and offering costs. We may also use some of the proceeds of this offering for general corporate purposes, including other general operating expenses and, if needed, to pay interest when due on the Notes.

Plan of Distribution

The Notes will be sold by our officers, none of whom will receive any commission for the sale of the Notes and all of whom have substantial other duties with the Company. Each Note will be issued as soon as practicable after each sale. We may not be able to sell all of the Notes offered in this prospectus.

Risk Factors

Purchasing the Notes involves risks. You should review the risks described in this prospectus before you invest in the Notes. See “RISK FACTORS” for a discussion of the risks associated with investing in the Notes.

RISK FACTORS

Your investment in the Notes involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase any of the Notes. The risks and uncertainties described below are not the only risks that we face. Additional risks and uncertainties, including those not presently known to us or that we currently consider minor, may also adversely impact our business, financial condition and results or operations.

RISKS RELATED TO OUR BUSINESS

We Are Newly Formed And Have No Operating History, Which Could Make It Difficult For You To Evaluate Our Business.

We were organized on April 13, 2004, and our operations have been limited to formation of our business and the preparation of this offering. Therefore, we lack an operating history in the area of real estate investment. We may not be able to successfully execute our business plan, which would severely limit our ability to meet our obligations to you under the Notes. The likelihood of our success must be considered in light of the problems, expenses, and complications frequently encountered in connection with the development of a new business and the competitive environment in which we will operate. Accordingly, our lack of an operating history makes an effective evaluation of our potential success difficult. Our viability and continued operation depend upon effective execution, our ability to identify and capitalize on loan originating opportunities with our clients from the real estate industry and to manage our loan portfolio. We can not assure you that we can successfully implement our business plan or that it will be able to generate sufficient cash to permit us to meet our obligations to you under the Notes.

You Must Rely On Our Management To Make Appropriate Loans And To Manage Our Loan Portfolio.

You must rely entirely upon the ability of our management with respect to our investment in currently unspecified real estate projects. You will not have an opportunity to initially evaluate for yourself the relevant economic, financial and other information regarding our specific investments. Our application of underwriting standards to projects considered by management is not a guarantee that our borrowers’ will meet their loan obligations in a timely manner. We cannot assure you that we will successfully obtain suitable loan opportunities or that, if we are successful in originating loans, that we will successfully manage our loan portfolio or achieve our objectives.

We Have Significant Exposure To Adverse Events Occurring In The Real Estate Industry Because Neither Our Operations Nor Our Planned Investments Are Diversified.

We plan to use the proceeds from your purchase of the Notes to provide debt and equity financing to real estate companies and real estate management businesses, for the purposes of acquiring, improving and managing real estate, including entities owned in whole or in part by the directors of Eliason Funding Corporation and their families. Originating these loans and managing our loan portfolio are expected to account for all of our business operations and revenues for the foreseeable future. This lack of diversification in our operations increases our exposure to the risks of the real estate industry. In addition, we expect that our portfolio of loans will be concentrated in a limited number of borrowers. This lack of diversification in our loan portfolio increases our dependence on the performance of individual borrowers. This increases the risk that deficiencies in performance by an individual borrower will materially affect our ability to make principal and interest payments on the Notes. We have no plans to diversify our operations or portfolio at this time.

Our Business Operations Could Be Adversely Affected If Our Borrowers Are Unable To Sell All Or A Portion Of Their Properties Acquired With Our Loans.

We expect that a significant portion of our borrowers will repay their loans primarily from the proceeds of the sales of the properties that they purchase or develop with the debt financing which we provide to commercial or residential builders. If these borrowers are unable to sell or lease the properties, or are unable to sell the properties at a price exceeding their carrying value, then there is a risk that the underlying loans will not be repaid, thereby adversely affecting our cash position and our ability to make interest and principal payments under the Notes.

If Our Underwriting Standards Are Not Effective, We May Experience Losses That Render Us Unable To Make Payments On Your Notes.

You should be aware that the underwriting standards we use to originate loans to our clients may be less strict than those typically used by banks and other conventional commercial lenders. Since we have no historical basis upon which to evaluate the efficacy of our standards, there is a significant risk that our underwriting standards may incorrectly assess the risk of originating certain loans. As a result, our actual losses could be higher than anticipated. While management will try to minimize the risk of default and the risk of losses if there is a default, our underwriting procedures may not be effective. If we suffer unexpected losses, we may have to seek additional equity or debt financing in order to maintain our operations and meet our obligations under the Notes. There is no guarantee that we will be able to obtain the necessary equity or debt financing.

Real Estate and/or Personal Guarantees Used As Collateral On The Loans That We Originate May Be Inadequate To Recover All Amounts Owed In The Event Of Default, Which Could Materially Affect Our Ability to Realize the Cash-flow Required To Meet Our Obligations To You Under the Notes.

All of the loans we originate will be secured by real estate. If a borrower defaults on a loan, we may use this collateral to recover amounts owed to us. You should be aware that the appraisals we obtain for each property that we finance are estimates of value and may not be relied upon as accurate measures of the true worth or market value of the property. In addition, several factors beyond our control influence whether the value of the real estate will be sufficient to cover the value of the loan, including changes in economic conditions, property values, zoning, land use, environmental laws and other legal restrictions, including changes in and restrictions on the timing and methods of foreclosure. If the market value of the real estate used as collateral is insufficient to cover any deficiency owed on a loan, our business could be harmed. In addition, some of the loans we originate may be secured by personal guarantees. There can be no assurance that the personal assets of the guarantor will be sufficient to cover any deficiency owed on a loan, and if such assets are insufficient, our business could be harmed.

Our Liquidity And Profitability Will Be Adversely Affected If We Foreclose On Our Loans Due To Default.

Foreclosure and other similar proceedings used to enforce payment of loans are generally subject to principles of equity, which are designed to relieve the indebted party from the legal effect of such party’s default. Statutes may limit our right to obtain a deficiency judgment against the defaulting party after a foreclosure or sale. The application of any such principal may lead to a loss or delay in the payment on loans held by us.

If The Notes Are Characterized As Equity Instead Of Debt, It Would Have An Adverse Affect On Our Business.

We believe the Notes are structured in a way to constitute debt. Based on current federal tax laws and various aspects of our company and the Notes, including the fact that securities senior to the Notes can be issued without substantial limitation, there is a possibility that the Internal Revenue Service (“IRS”) could challenge our characterization of the Notes as debt and deem the Notes to be equity. We do not intend to seek a ruling from the IRS on the characterization of our Notes. If the Notes were characterized as equity, we would not be able to deduct the interest payments we make on the Notes from our taxable income and we would not continue to be an eligible QSub. If we operate our business at a profit, this would result in an increase in our federal income tax liability and expense, which would have an adverse effect on our business. In addition, you may experience adverse tax consequences. For a description of the federal tax considerations relating to the Notes, see the section entitled “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS.”

If the Notes are Treated as a Second Class of Stock, We Will No Longer Be Eligible to Be Treated as a QSub.

Among the requirements for eligibility to be treated as QSub, one hundred percent (100%) of the stock of the entity must be owned by an S corporation. Under current federal tax laws, there is a possibility that the IRS could successfully assert that the Notes should be treated as a second class of stock, thereby causing us to no longer be wholly owned by an S corporation and causing us to lose our QSub status. We do not intend to seek a ruling from the IRS on the characterization of our Notes. If the Notes were treated as equity, our ability to make payments on the Notes could potentially be adversely affected. For a description of the federal tax considerations relating to the Notes, see the section entitled “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS.”

We Are Dependent On Key Personnel And May Be Required To Hire Additional Employees.

Our business will be managed by a few key individuals, specifically Donald R. Eliason, David J. Eliason, Ronald J. Beam, Jay R. Grooters, Glenn D. Holcombe and B. Todd Marney, who are employees of Eliason, Inc. One or more members of the team may not perform their duties as we expect or a team member’s employment with Eliason, Inc. may be terminated. In addition, our continued expansion may require Eliason, Inc. to hire qualified individuals with backgrounds in the real estate acquisition and management industry in order to support our activities pursuant to the Management Agreement. It may be difficult for Eliason, Inc. to find and hire these individuals, or retain these employees once hired. We do not maintain key man life insurance policies on any officers at this time. If Eliason, Inc. is unable to hire and retain the necessary employees, our business could be adversely affected.

We May Be Adversely Affected By Economic Conditions In Our Market Area.

We are headquartered in northern Wisconsin, and our lending will initially be concentrated in the Midwest. Because our lending is concentrated in this market, we will be affected by the general economic conditions in the Midwest. Changes in the economy may influence the quality of our loan portfolio. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would negatively impact these local economic conditions and the ability of our borrowers to execute, which could impact the borrowers ability to repay the loans. In recent years, there has been a significant loss of manufacturing businesses and jobs in our market area. The downturn in key Midwest industries has had a significant adverse impact on a number of those businesses. Although we do not have significant credit exposure to these businesses, the downturn in these industries could have a negative impact on local economic conditions and the real estate market generally, which could negatively affect the quality of our loan portfolio.

We Will Rely On Our Affiliates To Present Loan Originating Opportunities To Us.

At this time, we plan to invest the proceeds from this offering primarily in projects involving our affiliates, by providing debt and equity financing for such projects. We will rely, in part, on selected affiliates to provide us with loan origination opportunities. If our affiliates are unable or unsuccessful in advising us of viable financing opportunities, we may be unable to meet our obligations under the Notes. We will not be the exclusive source of financing to our affiliates, and we cannot be sure that our affiliates will continue to obtain financing through us. A lack of financing opportunities with our affiliates will impact our ability to service our debt. We currently have no strategy for diversifying our core borrower base and cannot assure you that we could replace revenues lost by a reduction in or loss of financing business from our affiliates.

RISKS RELATED TO OWNERSHIP OF OUR NOTES

Our Ability To Make Payments Under The Notes Is Subject To The Vagaries Of Domestic And International Economic Conditions And Other Factors, Many Of Which Are Beyond Our Control And Could Significantly Harm Our Lending Clients.

Our ability to make payments on the Notes will depend on our borrowers’ ability to make payment on the loans that we make to them. Our borrowers’ ability to pay us may be directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, competition, changes in government monetary and fiscal policies, and inflation. The risks to which our business is subject may become more acute during an economic slowdown or recession because fewer loans may be originated for real estate acquisition and management borrowers. We anticipate increases in our borrowers’ losses during economic slowdowns or recessions, and we therefore expect that our loss of income from loan payments would increase during such periods. If we generate an insufficient amount of cash in order to pay the interest when due on our Notes, we may use a portion of the proceeds from the sale of the Notes for that purpose.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay principal and interest on our debt or to fund our other liquidity needs. In order to pay the principal amount of the Notes, we may need to refinance all or a portion of the Notes. We may not be able to refinance the Notes on commercially reasonable terms or at all. If this occurs, we may not be able to pay the amounts we owe you on your Notes.

We May Incur Unlimited Amounts Of Additional Debt, Which May Adversely Impact Our Ability To Meet Our Obligations To You Under The Notes.

The indenture governing your and our rights and obligations relating to the Notes does not restrict our ability to issue additional Notes or to incur other debt. This additional debt may be senior, equal or junior in right of payment to the Notes. Moreover, this additional debt could be secured by the loans that we make to our clients, giving any secured debt holders a claim to that collateral that is senior to the claim that you and other unsecured lenders would have to the proceeds of the loans. Further, we do not have any limitation on the amount or percentage of indebtedness that we may incur. We expect to continue to originate real estate acquisition and management loans using the proceeds of debt offerings like the Notes.

If We Are In Default Under Our Obligations, Senior Debt Holders Would Be Entitled To Payment In Full Out Of The General Funds Of The Company Before We Make Any Additional Payments On The Notes, Which Could Result In Your Not Being Paid The Full Amounts Due On The Notes.

The indenture does not restrict our ability to issue additional debt that is senior in right of payment to the Notes. If we issue senior debt and our business is not successful or we default in payment, the senior debt holders may be entitled to payment in full in liquidation of our company before full payment is made to you. If the collateral of our senior debt holder is insufficient to pay all senior debt holders, you may not receive repayment of the full principal amount owed to you on the Notes.

You May Recognize A Return On Your Investment Only Through Holding Your Notes To Maturity.

We plan to make incremental interest payments to you under the Notes and, except for partial payments as described in this prospectus, to return your principal payment on the Notes’ maturity date. The Notes are not generally redeemable, and we have no plans to make payments under the Notes prior to the dates such payments are due. Moreover, our ability to pay interest and principal largely depends on our receipt of interest and principal on our loans to borrowers, and those payments will be governed by the terms of the loans. You should not purchase Notes if you are depending on realizing the return on your investment prior to the maturity date.

Our Concentration In Loans Secured By Real Estate May Increase Our Credit Losses, Which Would Negatively Affect Our Financial Results.

Our loans will be secured by real estate (both residential and commercial) in our market area, initially the Midwest. A major change in the real estate market, such as a deterioration in the value of this collateral, or in the local or national economy, could adversely affect our customers’ ability to pay these loans, which in turn could impact us. Our underwriting standards cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

If We Need Additional Capital In The Future To Meet Our Debt Service, We May Not Be Able To Obtain It On Terms That Are Favorable.

Our business strategy calls for us to use the payments made to us by our borrowers to meet our obligations under the Notes. If payments received from our borrowers are insufficient to meet our debt service needs, we may need to raise additional capital in the future. Our ability to raise capital through the sale of additional securities will depend primarily upon our financial condition and the condition of financial markets at that time. We may not be able to obtain additional capital in the amounts or on terms satisfactory to us. Our ability to service our debt may be constrained if we are unable to raise additional capital as needed.

The Eliason family, which may have interests that differ from or conflict with those of our Note holders, indirectly owns all of our capital stock and will control all fundamental matters affecting our business.

David J. Eliason and Brian E. Eliason collectively own 100% of Eliason, Inc., which owns 100% of Eliason Capital Group, Inc., which, in turns, owns 100% of our outstanding capital stock. As a result, these shareholders have the ability to control virtually all matters submitted to our shareholders for approval, including amending our charter, approving mergers or similar transactions and electing all of our directors. The holders of the Notes will not have any vote on any such matters. The Eliason family, with this voting power, could cause a result that is not in the best interests of Note holders. In addition, the Eliason family may have interests that differ from or conflict with those of our Note holders. For example, members of the Eliason family serve or will serve as officers and members of the Board of Directors of many, if not all, of our borrowers. The Eliason family members may thereby experience conflicts of interest in the execution of their duties. We cannot assure you that any such conflicts would be resolved in a manner favorable to us or our Note holders. In addition, the concentration of ownership of our capital stock among the Eliason family and the concentration of our loan portfolio in projects involving Eliason affiliates may discourage conventional commercial lenders from providing financing to us on favorable terms should we seek funding from these sources.

Loans To Affiliated Entities May Lead To Conflicts Of Interest.

We have identified certain clients with which there is a reasonable probability that we will explore debt and equity financing opportunities. All of these clients are our affiliates operating in the real estate industry, in which members of the Eliason family serve as officers or hold interests. We currently expect to use most, if not all, of the proceeds from this offering to provide debt and equity financing to those clients. At this time, we expect that all loans to our affiliates are required to meet our underwriting criteria, and may be on terms more favorable to our affiliates than those available from third parties on an arms’ length basis. These loans may cause us to be subject to conflicts of interest arising out of our relationships with these affiliates. If a conflict of interest occurs, such conflict may not be resolved in our favor, which could adversely impact our ability to service our debt.

The Loans That We Make To Borrowers May Have Different Maturity Dates Than The Notes, And We May Not Have Sufficient Cash Available To Make Payments On The Notes When Due.

We plan to invest the money provided to us by your investment in the Notes, by providing debt and equity financing to our clients, many of which are our affiliates. Interest and principal payments due on the Notes will be made principally from the proceeds of the payments of principal and interest by our clients on their loans. The maturity dates of the loans to our clients may not match the maturity dates of the Notes. We may originate loans that have a date fixed for repayment that coincides with the maturity date of certain Notes. However, we may also originate loans that mature after the initial maturity date of the Notes. Because we may originate loans with maturity dates that do not match the interest payment dates or maturity dates of the Notes, we may not have sufficient cash and liquid assets available to make these payments when due, though we intend to manage the funds in a manner to prevent this.

We are not required to sell all of the Notes to consummate this offering, so the offering may be completed with an insufficient amount of the Notes sold to implement our projected growth strategy.

We are not required to sell all of the Notes before issuing any Notes and using the proceeds from those sales and/or terminating the offering. The offering may be completed even if substantially less than the total number of Notes offered is sold. If we are unable to sell a sufficient amount of Notes, we may have insufficient funds to successfully implement our projected growth strategy. See “Plan of Distribution.”

We are selling the Notes in this offering without making any arrangements for escrow of the proceeds, and all purchases of the Notes will be irrevocable.

No escrow or trust account will be established and all purchases of the Notes will be irrevocable. Therefore, funds tendered by investors will not be placed in escrow and will be available for use by us immediately. The lack of an escrow arrangement, and the absence of the ability to revoke purchases, could cause greater risk to the investors in the event that insufficient funding is raised in the offering.

There Is No Established Trading Market For Our Notes And You May Not Be Able To Sell Them After Purchase.

We do not anticipate applying to list our Notes on a securities exchange. There is no trading market for the Notes and it is not anticipated that an active market will develop. Even if a more active market develops, there can be no assurance that such market will continue, or that you will be able to sell your Note at or above the offering price. We are not obligated to redeem your Notes until they mature. Because you may be unable to sell your Notes prior to the maturity date, you should consider your need to be able to liquidate your investment prior to its maturity before investing in the Notes and you should be prepared to hold any Notes purchased in this offering until their maturity.

No independent rating agency, underwriter, broker or dealer has reviewed the terms of the Notes to determine if they are a suitable investment for you. Neither the FDIC nor any other governmental or private agency insures the Notes offered by this Prospectus.

The Issuance Of The Notes In Book-Entry Form May Limit The Market For The Notes And May Delay Your Receipt Of Payments.

At this time, we plan to issue Notes in book-entry form, rather than issuing a definitive form with physical certificates. Our use of the book-entry form could limit the markets for these securities, prevent a secondary market from forming and could delay payments to you. The absence of physical certificates for the Notes may prevent a secondary market from developing because investors may be unwilling to invest in securities if they cannot obtain delivery of physical certificates. The use of book-entry Notes may delay payments to you because payments on the Notes will first be sent to the clearing agency in whose name the Notes are registered, and then will be disbursed to you.

RISKS RELATED TO THE REAL ESTATE ACQUISITION AND MANAGEMENT INDUSTRY

Real Estate May Not Be Able To Be Sold Profitably.

Many of our borrowers are engaged in the acquisition and management of various real estate properties, including substantially undeveloped properties. It is possible that one or more of these properties or portions of these properties will not be able to be sold at a price exceeding the carrying value of the property. Factors such as local and national trends in commercial, single family residential and multifamily residential property values as well as local, state and national economic and regulatory trends may impact the potential sales price for these properties. If the properties acquired and/or managed by our borrowers cannot be sold at a price exceeding the carrying value of the property, our borrowers’ ability to repay their loans could be adversely affected and our business could be harmed.

Our Ability To Make Interest Payments And To Return Principal Amounts To Note Holders Will Be Impaired If Borrowers Fail To Make Timely Interest And Principal Payments On Loans Made To Them By Us.

Our only significant source of revenue are the interest payments made by borrowers on loans which we originate. If one or more borrowers are unable or otherwise fail to make interest payments on their loans, we may not have the cash required to make the interest and principal payments to Note holders. If we do not have cash available to make payments to you, your interest expectation may not be realized and your principal may not be returned.

Inventory Risks Can Be Substantial For Our Borrowers.

We plan to originate loans to entities who make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within their current markets. However, the risks inherent in purchasing and managing land increase as business demand for commercial property or consumer demand for housing decreases. Thus, these entities may have bought and improved land on which they cannot build and sell commercial buildings, single family homes or multifamily housing. The market value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. We cannot assure you that the measures employed by our borrowers to manage inventory risks will be successful. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, our borrowers may have to sell properties at a loss, thereby adversely affecting our ability to make payments on the Notes.

Environmental Conditions And Regulation Of Property Acquired By Our Borrowers May Lead To Losses.

Our borrowers’ business operations involve the acquisition of real property, some of which may be or have been exposed to hazardous waste or other toxic materials. Various federal, state and local environmental laws, ordinances and regulations hold the owner, operator or the previous owner of the property liable for the costs of removal or remediation of hazardous or toxic substances on, under, in or near the effected property. As a result, both ourselves and our borrowers could sustain significant losses due to environmental liability. In addition, the government can place a lien on environmentally contaminated property to guarantee that the clean up costs for that property are paid. In many states, these liens have priority over any existing lien on the property. We may be indirectly subject to these liens if a loan held by us is secured by the property. While we and our borrowers typically conduct environmental assessments to determine whether certain properties are contaminated, even when they are performed, they may not be accurate and will not insulate us from liability for an environmental condition. If we or our borrowers are held liable for environmental clean-up costs, our business could be harmed. In addition, the real properties of our borrowers will be subject to the risk of loss due to certain types of property damage which may be either uninsurable or not economically insurable.

Commercial Lending Involves A High Degree of Risk, And We May Not Be Able To Manage That Level Of Risk Successfully.

Commercial real estate lending is generally considered to involve a higher level of risk than consumer lending. This is due to the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on real estate developers and managers and on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost of the project. In addition, loans secured by properties located outside of our immediate market area in the Midwest may involve a higher degree of risk. This is because we may not be as familiar with market conditions and other relevant factors as we are in the case of loans secured by properties located within our local market area. In the future, we may have a material concentration of commercial real estate loans outside of our immediate market area. While we have attempted to minimize the foregoing risks by adopting what management believes are reasonable underwriting guidelines, we cannot assure you that this risk can be managed successfully.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus that are not historical facts are “forward-looking” statements. Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “intend,” “plan,” “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. We based these forward-looking statements on our current expectations and projections about future events and information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Some of the risks, uncertainties and assumptions are identified in the risk factors discussed above.

We wish to caution you that the forward-looking statements in this prospectus are only estimates and predictions. Our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

USE OF PROCEEDS

If all of the Notes that we are offering in this prospectus are sold, we expect gross proceeds to total $21,000,000 before deducting expenses incurred in connection with the offering. We may not be able to sell any or all of the Notes. Offering expenses are estimated to be approximately $135,000. No sales commissions will be paid.

INTENDED USE OF PROCEEDS

We currently intend to use the net proceeds received from the sale of Notes to originate loans to entities for the acquisition and management of real estate; to pay for our corporate organizational expenses; and to provide funds for general corporate purposes and debt service. We currently anticipate that approximately 98-99% of the net proceeds will be used for the origination of loans as described above, and approximately 1-2% will be used to pay organizational expenses and offering costs, general corporate expenses and debt service. However, a change in capital requirements could cause a change in this allocation.

Since we do not know the total principal amount of Notes that will be sold, we are unable to accurately forecast the total net proceeds generated by this offering. Therefore, we have not allocated specific amounts for any of the above purposes.

We anticipate that some of the proceeds from this offering will be temporarily invested in money market funds, bank repurchase agreements, commercial paper, U.S. Treasury Bills and similar securities investments prior to being used for the purposes indicated above.

CHANGES IN INTENDED USE OF PROCEEDS

While the above represents our present intention with respect to the use of the offering proceeds, a change in capital requirements or business opportunities could cause us to elect to use the proceeds for other purposes not contemplated at this time. We have the discretion to use the proceeds in any manner we deem appropriate.

PLAN OF OPERATION

Since our inception on April 13, 2004, we have conducted no business activities, except for organizational, capital raising and market/financial feasibility activities. For the period from inception through May 25, 2005, we have had no revenue from operations. We are initially targeting the Midwest marketplace and may expand our focus nationally.

On September 23, 2004, Eliason, Inc. elected to characterize us as a qualified subchapter S subsidiary for federal income tax purposes, meaning that all of our items of income, deduction and credit will be treated as items of income, deduction and credit of Eliason, Inc.

Our ability to commence operations depends primarily upon our ability to obtain adequate financial resources through the offering of the Notes.

BUSINESS

BUSINESS STRATEGY

We were formed on April 13, 2004, and all of our operations to date have been related to the formation of our business and the preparation of this offering. Our primary business plan is to originate loans to Eliason-related entities for the acquisition and management of real estate primarily in the Midwest but also including the rest of the nation. The loans will be secured by second priority mortgages or deeds of trust, when possible, and/or personal guarantees as assigned to us on the property acquired by our borrowers.

The loans we intend to originate will generally be small to mid-sized loans that are originated for less than $15 million and generally have mid-term balloon payments (approximately 5-10 years in duration). In addition, some of the loans will be revolving loans, meaning that as parcels of real estate are sold by the borrowers, the proceeds from those sales will be used to pay down the loans from our borrowers and the borrowers may then borrow additional amounts from us if they continue to meet our credit standards. We intend to lend at loan-to-value ratios ranging from 75% to 100% and will seek to obtain first or second priority deeds of trust or mortgages on the property acquired and/or personal guarantees by the borrower. The loans will be underwritten by us by applying criteria that generally include (a) an evaluation of the borrower’s financial stability and credit history, (b) obtaining a satisfactory appraisal and conducting an inspection of the real estate that will be pledged as collateral to secure loans to borrowers, (c) obtaining title insurance, (d) reviewing all environmental reports, structural inspections, zoning and entitlement status reports and (e) analyzing demographic marketing factors applicable to the real estate collateral. For a more detailed description of our underwriting process and criteria, see the section below entitled “BUSINESS—Loan Approval and Underwriting Process.”

The current real estate prospects and demands in our primary market currently are dynamic and require that acquirors and managers of real estate be able to receive adequate and prompt financing to take advantage of such potentially transitory opportunities. Through our relationships and those of our affiliates with land brokers, real estate companies and commercial loan officers, our extensive knowledge of the real estate industry in our primary markets and our flexible underwriting and pricing policies, we believe that we are in a better position than our competition to respond to the needs of our potential borrowers in a timely manner that will allow our borrowers to take advantage of the evolving land opportunities that currently exist in our primary markets. In addition, we believe we are in a better position than our competition to provide faster and less expensive financing without any limits that would restrict us from extending loans to any one borrower, such as would be applicable to banking institutions.

LOAN APPROVAL AND UNDERWRITING PROCESS

We plan to obtain leads for loans through our affiliates’ relationships with banks, homebuilders, brokers and our knowledge of the market to be able to quickly take advantage of profitable opportunities as they arise. While these entities may be involved with the negotiations of terms on behalf of the borrowers, we will draft all applications, commitments and documentation and execute all documentation directly with the borrowers. All loans we originate will be evaluated, underwritten and closed in accordance with our predefined standards. There currently are no requirements for any governmental approval of our services, nor are there any existing or probable governmental regulations on our business. The costs and effects of compliance with environmental laws (federal, state and local) will be borne by the developer or homebuilder and we will not enter into any transaction unless all required environmental reports have been filed by the developer or homebuilder. The loans will be underwritten by applying criteria that generally include the following:

•	Evaluating the borrower’s financial condition/information and credit history;

•	Obtaining an appraisal from a qualified source;

•	Obtaining a current, satisfactory independent appraisal of the real estate that will constitute part of the collateral pledged for your benefit as a secured noteholder under the indenture;

•	making a physical inspection of the real estate collateral;

•	obtaining title insurance;

•	reviewing other factors that may affect the valuation of the real estate collateral, including but not limited to environmental reports, structural inspections, zoning and entitlement status reports; and

•	analyzing the demographic factors applicable to the real estate collateral.

The sum of the underwriting evaluation and the borrower’s alternative financing options will affect the interest rate and loan-to-value ratio that we will require. In a circumstance where the borrower has limited financing options primarily due to time constraints, we will have the opportunity to charge higher rates at higher loan-to-value ratios than the risk might otherwise require. Our ability to be more responsive than our competition to time-sensitive opportunities will be important to our ability to capitalize on these circumstances that provide higher returns for lower risk on some loans. We believe that real estate lending is a market inadequately served by current lenders, who we believe are not flexible in their underwriting and pricing policies and who are not able to quickly underwrite and close loans.

SECURITY

We anticipate that most of the loans we originate will be for properties on which a first mortgage loan has already been made. Accordingly, we anticipate that the loans we originate will be secured by second mortgages on the underlying properties and by personal signatures of the borrowing entities, whenever possible.

COMPETITION

We will compete with many other lending institutions in implementing our business plan to originate loans to real estate acquirors and managers in our primary markets. The commercial lending market is a multi-billion dollar market including competitors with greater resources, economies of scale and name recognition than us. We believe, however, that our more flexible underwriting, pricing guidelines and closing speeds enhance our ability to compete in this market.

EMPLOYEES

As of the date of this prospectus we employed no full-time or part-time employees. We do not anticipate an increase in the number of employees at this time.

MANAGEMENT SERVICES AGREEMENT

We have entered into a Management Services Agreement dated as of October 31, 2004 with Eliason, Inc. pursuant to which Eliason, Inc. provides all required services in connection with the management of our business. The Management Services Agreement is automatically renewed for one-year terms unless terminated by either party under the terms of the Management Services Agreement. All of our officers are employees of Eliason, Inc. and are provided to us pursuant to the terms of the Management Services Agreement. Pursuant to the Management Services Agreement, we have agreed to pay to Eliason, Inc. $5,000 per month. Eliason, Inc. owns 100% of Eliason Capital Group, Inc., which owns 100% of our outstanding capital stock.

PROPERTIES

Our principal executive offices are located at 548 Highway 155, St. Germain, WI 54558. These facilities are provided to us by Eliason, Inc. pursuant to the terms of the Management Services Agreement described above under “—Management Services Agreement”. We believe that our existing facilities are adequate for our current needs and that, pursuant to the Management Agreement, suitable additional space will be available as needed.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings that, if adversely determined, would have a material affect on our operations.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following is the name, age and position of our current directors and executive officers:

Name	Age	Position(s)
Donald R. Eliason	62	Chairman of the Board of Directors
David J. Eliason	29	President, Director
Ronald J. Beam	34	Vice President and Chief Financial Officer
Jay R. Grooters	38	Vice President and Chief Operating Officer
Glenn D. Holcombe	45	Vice President and General Counsel
B. Todd Marney	44	Vice President, Head of Acquisitions

All directors currently hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. All of our executive officers are elected annually by our board of directors and serve at the discretion of the board and until their successors are elected and qualified. Donald R. Eliason is the father of David J. Eliason and Brian E. Eliason.

The following describes the business experience during the past five years of our directors and executive officers:

Donald R. Eliason, Chairman of the Board of Directors

Mr. Eliason has more than 43 years of real estate experience, and has been a principal in hundreds of development projects, including vacant land subdivisions, resort condominium conversions, and commercial condominium developments. As a community leader, Mr. Eliason has been involved in the economic development of several projects in Northern Wisconsin, including the development of the Whitetail Inn Resort and St. Germain Golf Course.

David J. Eliason, President and a Director

Mr. Eliason graduated from the University of Wisconsin-Madison in 1997 with a Bachelor of Business Administration with a double major in Finance and Urban Land Economics/Real Estate, and received a Master of Business Administration degree in Finance from the University of Wisconsin—Madison in 1999. In 1998, he and his brother Brian E. Eliason created Eliason, Inc. a commercial real estate brokerage/management company. Mr. Eliason has served as President of Eliason, Inc. since 1998. Mr. Eliason has also served as Secretary of Eliason & Eliason, Inc., an affiliated entity, which engages in real estate investments.

Ronald J. Beam, Vice President and Chief Financial Officer

Mr. Beam served as a Controller of Corporate Express, Inc. from August 1996 through September 1998, as a Division Vice President—Sales of that company from September 1998 through February 2002, and as Division President of that company from February 2002 through April 2004. Corporate Express is a worldwide office products and distribution services organization. As Division President, Mr. Beam was responsible for overall management of Corporate Express’ Mid-South Division, headquartered in Memphis, Tennessee. Mr. Beam joined Eliason, Inc. in 2004 as its Chief Financial Officer.

Jay R. Grooters, Vice President and Chief Operating Officer

Mr. Grooters served as Vice President, Director Facility Services of United Properties, a full-service commercial real estate firm, from March 1993 through April 2002. From April 2002 through October 2002, he served as Development Manager of Taylor Investments, which managed the subdivision and development of lakefront land. Mr. Grooters joined Eliason, Inc. as Chief Operating Officer in October 2002.

Glenn D. Holcombe, Vice President and General Counsel

Mr. Holcombe practiced law as a Corporate Attorney with Foley & Lardner, an international law firm, from 1998 to 1992. From 1992 to 1999, he served as the Associate General Counsel of Menasha Corporation, a privately held multinational paper, packaging, plastics, and timber company. In 1999 and through November, 2003, Mr. Holcombe switched roles within Menasha Corp. and served as Vice President and General Manager for Menasha Forest Products Corporation, the corporation’s timber division. Mr. Holcombe joined Eliason, Inc. as General Counsel in March 2005.

B. Todd Marney, Vice President, Acquisitions

Mr. Marney has 22 years of experience regarding real estate acquisitions. From 1988 to 1999, he served as Financial Analyst, Asset Manager, and finally as the Senior Asset Manager for the Prentiss Properties Trust, a portfolio representing 35 office and industrial properties, totaling over 5.6 million square feet in Dallas/Fort Worth, Austin, and Denver. From 1999 to 2005, Mr. Marney worked as Asset Manager for Invesco Real Estate where he was responsible for a diverse properties portfolio with a market value over $500 million. Mr. Marney joined Eliason, Inc. as Senior Vice President of Acquisitions and Asset Management in March 2005.

We have no directors who are not members of the Eliason family, and there are no current plans to retain any additional directors.

COMMITTEES OF THE BOARD OF DIRECTORS

We currently have no committees of the Board of Directors. The full Board of Directors will serve as the audit committee until an audit committee is formed. The Board of Directors may establish committees and subcommittees, as it deems warranted by circumstances as they arise.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Under our By-Laws and the Wisconsin Business Corporation Law (the WBCL), our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person’s duties to us and such breach or failure constituted: (i) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Under the WBCL, unless the Articles of Incorporation provide otherwise, our directors are not subject to personal liability to us, our shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, or (iii) a transaction from which the director derived an improper personal profit, or (iv) willful misconduct. Our Articles of Incorporation do not limit a director’s immunity provided by the WBCL. The above provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

We intend to purchase directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933, as amended.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a Note holder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

We are a wholly-owned subsidiary of Eliason Capital Group, Inc, which owns all 1,000 of our outstanding shares of common stock. Eliason Capital Group, Inc. is, in turn, a wholly-owned subsidiary of Eliason, Inc. The following table contains information concerning the persons, including any “group”, who we know to be the beneficial owner of more than 5% of any class of Eliason, Inc.’s voting securities, and our officers and directors. Unless otherwise indicated, each person named below has sole voting power and investment power over the shares indicated. All information is as of May 25, 2005. As of that date, 200 shares of common stock of Eliason, Inc. were issued and outstanding.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES	PERCENT OF CLASS
David J. Eliason	100	50.0%
Brian E Eliason	100	50.0%
Donald R. Eliason	0	0.0%
Ronald J. Beam	0	0.0%
Jay R. Grooters	0	0.0%

Total held by directors and officers	200	100.0%

The business address of each such beneficial owner is P.O. Box 219, St. Germain, WI 54558.

DESCRIPTION OF CAPITAL STOCK

We have issued 1,000 shares of our common stock. All of our outstanding common stock is owned by Eliason Capital Group, Inc. Our common stock is not listed for trading on a securities exchange and there is no public market for our common stock. We have not paid any dividends on our common stock.

DESCRIPTION OF THE NOTES

GENERAL

The Notes will be issued under an indenture, subject to any amendments or supplements as may be adopted from time to time, between us and US Bank National Association, a national banking association, as trustee. The indenture provides us the authority to issue additional series of Notes under the indenture in addition to the $21,000,000 aggregate initial principal amount of the Notes offered under this prospectus. The terms and provisions of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The statements made hereunder relating to the indenture and the Notes to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and the Notes. A copy of the indenture is filed as an exhibit to the registration statement that includes this prospectus and is also available for inspection at the office of the trustee at 60 Livingston Avenue, EP-MN-WS3C, St. Paul, Minnesota 55107-2292.

TERMS

The indenture provides that the Notes may be issued in one or more series in an unlimited aggregate principal amount.

The Notes:

•	are not guaranteed by any other person or entity;

•	will be paid primarily from the loans described in this prospectus, the composition of which may change over time;

•	are not savings accounts, certificates of deposit (CDs) or other deposits and are not insured by the FDIC or any other governmental agency;

•	will be issued in book-entry form only without coupons;

•	do not have the benefit of a sinking fund for the retirement of principal;

•	are subordinated in right of payment to all of our future senior indebtedness;

•	are not convertible into capital stock or other securities of our company; and

•	will cease to accrue interest after the applicable redemption date under the terms and subject to the conditions of the indenture.

The Notes will be sold in denominations of $1,000, and the minimum purchase per investor is $5,000. We may sell additional Notes from time to time in the future in excess of these limitations under a different or amended prospectus. Additional Notes may also be issued in the future under the indenture or under a different indenture.

The outstanding principal amount due for each Note upon maturity, or upon redemption of the Note by us, and all interest accrued and payable on the Note, will be payable by us at the office or agency of the trustee agent, in St. Paul, Minnesota, or any other office of the paying agent maintained for this purpose. The trustee will be the paying agent and the registrar for the Notes. The function of the paying agent is to facilitate the transfer of payments of interest and principal on the Notes from us to the registered Note holders when due.

Notes may be transferred or exchanged for other Notes of the same series of a like aggregate principal amount subject to the limitations in the indenture. We will not charge a fee for any registration, transfer or exchange of Notes. However, we may require the holder to pay any tax, assessment or other governmental charge required in connection with any registration, transfer or exchange of Notes. The registered holder of a Note will be treated as its owner for all purposes.

INTEREST RATE AND MATURITY

The interest rates and maturities on the Notes are as follows:

Class	Maximum Principal Annual Amount per Class (1)	Stated Maturity	Interest Rate
Two-year	$4,000,000	Two years from the first day of the month of issuance	4.5%
Five-year	$5,000,000	Five years from the first day of the month of issuance	6.5%
Seven Year	$6,000,000	Seven years from the first day of the month of issuance	7.5%
Ten year	$6,000,000	Ten years from the first day of the month of issuance	9.0%

(1)	We are selling up to $21,000,000 in aggregate principal amount of Notes, which may be constituted by any combination of the classes of Notes, with the maximum amount of each class as listed in this chart.

We may change the interest rate for any Notes to reflect market conditions at any time by supplementing this prospectus. If we change the interest rate on any class, the interest rate on Notes issued before the date of the change will not be affected.

PAYMENTS OF INTEREST

We will pay interest only on the Notes quarterly on the last day of the calendar quarter to the holder of record as of the last day of the month preceding the month in which the payment date occurs. We will pay interest on the Notes primarily from proceeds received on the loans collected from our borrowers.

PAYMENTS OF PRINCIPAL AND RENEWAL

Each Note matures as indicated above, unless redeemed earlier, which we may do at our option. Except as set forth in “Partial Redemption of Certain Notes of Option of Holder,” no principal payments are due before the maturity of the Note unless we decide to redeem a Note, or a portion of a Note, before its stated maturity date. The trustee will transmit payment for the principal on the Notes when due to the person who is shown as the record holder on the books and records of the registrar as of the applicable record date for payment.

If the holder of a Note wishes to renew a Note instead of receiving the principal due on the Note in cash at maturity, the holder must give written notice to us at least 90 but no more than 120 days prior to the stated date of maturity for that Note. Principal will be due and payable in cash upon the maturity of the Note unless proper notice is received from the holder. If proper notice is given and we have a then currently effective prospectus relating to the new Notes to be issued containing audited financial statements, we will renew the maturing Note by issuing a new Note with terms no more favorable than those of the Note that is maturing. The new Note will have no greater interest rate than the Note that is maturing. The new Note will mature in a like period measured from the maturity date of the original Note. If we do not have a currently effective prospectus relating to the new Notes to be issued at the time the original Note matures, or if no notice is given, we will pay the maturing Note in cash on the maturity date.

We may, at our option, pay a maturing Note in cash at maturity instead of renewing the Note, regardless of whether any notice relating to the maturity of that Note has been given. If a Note holder has given notice of a request for renewal, and we decide to pay the maturing Note in cash at maturity instead of renewing the Note, we will give notice to the Note holder not less than 20 days nor more than 60 days before the maturity date of the Note, in accordance with the Note redemption procedures in the indenture. Principal payments may be funded from the proceeds of sales of new Notes.

PARTIAL REDEMPTION OF CERTAIN NOTES AT OPTION OF HOLDER

A holder may request early redemption of, in the case of Two- and Five-year Notes, up to five percent (5%) per year of the outstanding principal amount, up to a cumulative maximum of ten percent of the principal amount of the Note and, in the case of Notes having a term longer than five years, a holder may redeem an additional five percent (5%) after the fifth year.

If a holder of a Note wishes to exercise a partial redemption of the Note as described above, the holder must give written notice to us at least 30 but no more than 60 days prior to the date on which such redemption is requested. If proper notice is given to us in the manner described above, we will deposit with the trustee before the date on which the redemption is requested, an amount of money, in the currency or currencies, currency unit or units or composite currency or currencies in which the Notes are payable, sufficient to pay the principal of, and accrued interest on, the portion of the Note to be redeemed. The principal amount of any Note may not be partially redeemed at the option of the Holder if, following such redemption, the unpaid principal amount of such Note would be less than the minimum authorized denomination of Note. The portion of the Note to be repaid shall become due and payable and shall be paid on our behalf by the trustee from amounts on deposit on the date on which the redemption is requested.

THE TRUSTEE

US Bank National Association, a national banking association, is the trustee under the indenture. We may maintain deposit accounts, borrow money from time to time and otherwise conduct other banking transactions with the trustee. As of May 25, 2005, we have no outstanding loans from the trustee, although the trustee serves as trustee under a separate trust indenture for Notes issued by the following limited liability companies, which are either wholly owned or controlled by our officers and directors: Tri-Park I, LLC; Sherman Oaks DRE, LLC; Sherman Oaks BEE, LLC; Donald R. Eliason, LLC and Eliason Fund I, LLC. In the event of default, the indenture permits the trustee to become a creditor of ours and does not preclude the trustee from enforcing its rights as a creditor.

Generally, under the indenture, the trustee is permitted to temporarily invest funds held in trust from time to time in:

•	direct obligations of the United States government or obligations guaranteed by the United States government;

•	interest-bearing time or demand deposits, certificates of deposit or other similar banking arrangements, or investment agreements, repurchase agreements or guaranteed investment contracts, with any bank, trust company, national banking association or other depository institution, including those of the trustee;

•	commercial paper, including that of the trustee, which matures not more than 270 days after the date of purchase;

•	bonds, notes, or other evidences of indebtedness issued or guaranteed by Federal Farm Credit Banks, Federal Home Loan Mortgage Corporation, Governmental National Mortgage Association, Export-Import Bank of the United States, Federal National Mortgage Association, Student Loan Marketing Association, Farmers Home Administration, Federal Home Loan Banks or any agency of the United States established for the purposes of acquiring the obligations of any of these agencies; and

•	money market mutual funds investing solely in the above listed assets.

REDEMPTION OF NOTES

We may redeem any or all of the Notes without penalty or premium, at our option, in whole or in part, at any time. If we redeem your Notes, we will make payment in cash to you of all unpaid principal and interest accrued to the date set for redemption, but excluding the date of redemption. We are required by the indenture to deposit the amount to be paid in redemption of the Notes with the trustee prior to the redemption date. If we decide to redeem Notes, we will give notice of the redemption date by mail to the registered holders of the Notes, or portions of Notes, to be redeemed not less than 30 days nor more than 60 days before the redemption date. We have the sole discretion whether to prepay any Note and the amount to be prepaid. If prepaid, Notes will be redeemed in accordance with the policies and procedures of The Depository Trust Company, or any successor securities depository for the Notes.

MERGER, CONSOLIDATION OR SALE OF ASSETS

The indenture provides that we may, with or without the consent of the holders of any outstanding Notes, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity; provided that (a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any consolidation or merger or which shall have received the transfer of these assets shall be an entity organized and existing under the laws of the United States or a state thereof and any successor entity shall expressly assume our obligation to pay the principal of (and premium, if any) and interest on all the Notes and shall also assume the due and punctual performance and observance of all the covenants and conditions contained in the indenture; (b) immediately after giving effect to this transaction and treating any indebtedness that becomes an obligation of any successor entity, we or any subsidiary of ours as a result thereof as having been incurred by any successor entity, we or any of our subsidiaries at the time of the transaction, no event of default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and (c) an officers’ certificate and legal opinion covering these conditions shall be delivered to each trustee.

CERTAIN COVENANTS

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST. The indenture requires us to covenant and agree for the benefit of the holders of the Notes that we will duly and punctually pay the principal of and interest on the Notes in accordance with the terms of the particular series of Notes and the indenture.

MAINTENANCE OF OFFICE OR AGENCY. The indenture requires us to maintain in each place or places where the principal of and interest on the Notes are payable an office or agency where the Notes may be presented or surrendered for payment or conversion, for registration of transfer or exchange and where notices and demands to or upon us in respect of the Notes may be served.

MONEY FOR SECURITIES PAYMENTS TO BE HELD IN TRUST. The indenture requires us to segregate and hold in trust or with a paying agent for the benefit of persons entitled thereto a sum, in the currency or currencies, currency unit or units or composite currency or currencies in which the Notes are payable, sufficient to pay the principal or interest or additional amounts so becoming due until all such sums are paid to such persons or otherwise disposed of in accordance with the indenture. We shall cause any paying agent, other than trustee, to execute and deliver an instrument so that such paying agent will: (a) hold all sums held by it for the payment of principal, interest or additional amounts on the Notes in trust for the benefit of the persons entitled thereto until such sums shall be paid to such persons or otherwise disposed of in accordance with the indenture; (b) give the trustee notice of any default by us in the making of such payment or principal or interest on the Notes; and (c) at any time during the continuance of any such default upon the written request of the trustee, pay to trustee all sums so held in trust by such paying agent.

EXISTENCE. Except as permitted under “Merger, Consolidation or Sale of Assets,” the indenture requires us to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, material rights (by certificate of incorporation, bylaws and statute) and material franchises; provided, however, that we shall not be required to preserve any right or franchise if our board of directors determine that the preservation thereof is no longer desirable in the conduct of its business.

MAINTENANCE OF PROPERTIES. The indenture requires us to cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on or in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

INSURANCE. The indenture requires us to keep in force upon all of its properties and operations policies of insurance carried with responsible companies in amounts and covering all risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

STATEMENT AS TO COMPLIANCE. The indenture requires us to deliver to the trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the indenture and, in the event of any noncompliance, specifying the nature and status of such noncompliance.

ADDITIONAL AMOUNTS. If any of the Notes provide for the payment of additional amounts, the indenture requires us to pay the holder of the any such Note as may be specified under Section 3.01 of the indenture.

RIGHTS OF NOTEHOLDERS

As a Note holder, you have limited rights to vote on actions involving our company. In general, you will have the right to vote on whether or not to approve some amendments to the indenture. You will also have the right to direct some actions that the trustee takes in the event we default on the Notes. For a description of these rights, see the sections below entitled “—Defaults and Remedies” and “—Modification of the Indenture and Supplemental Indentures.” For a complete description of your rights as a Note holder, we encourage you to read a copy of the indenture, which is filed as an exhibit to the registration statement that includes this prospectus and is available for inspection at the office of the trustee.

EVENTS OF DEFAULT, NOTICE AND WAIVER

The following events are “events of default” with respect to the Notes issued under the indenture: (a) default for 30 days in the payment of any installment of interest on the Notes of any series; (b) default in the payment of the principal of (or premium, if any, on) the Notes of any series; (c) default in the deposit of any sinking fund payment; (d) default in the performance or breach of any other covenant or warranty of ours contained in the indenture (other than a covenant or warranty a default in the performance of which or the breach of which is elsewhere in this paragraph specifically dealt with), continued for 60 days after written notice as provided in the indenture; (e) default under any bond, Note or other evidence of indebtedness for money borrowed in an aggregate principal amount in excess of $5,000,000; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us.; and (g) any event of default under any Note.

If an event of default under the indenture with respect to the Notes at the time outstanding occurs and is continuing, then in every case the trustee or the holders of not less than 51% in principal amount of the outstanding Notes of that series may declare the principal amount (or, if the Notes of that series are original issue discount securities or indexed securities, the portion of the principal amount as may be specified in the terms thereof) of all the Notes of that series to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the Notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority of the principal amount of the outstanding Notes of any series may rescind and annul the declaration and its consequences if: (a) we shall have deposited with the trustee all required payments of the principal of (and premium, if any) and overdue interest on the Notes of the applicable series, plus certain fees, expenses, disbursements and advances of the trustee; and (b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), with respect to Notes of the applicable series have been cured or waived as provided in the indenture. The indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Notes of any series may waive any past default with respect to the applicable series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Note of the applicable series or (ii) in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding Note affected thereby.

The indenture requires the trustee to give notice to the holders of Notes within 90 days of a default under the indenture unless the default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of Notes of any default with respect to the applicable series (except a default in the payment of the principal of (or premium, if any), or interest on any Note of the applicable series, or in the payment of any sinking fund installment, if specified responsible officers of the trustee consider this withholding to be in the holders’ interest.

The indenture provides that no holders of Notes of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, unless (a) a holder previously gave written notice to the trustee of a continuing event of default with the respect to the Notes, (b) the holders of not less than 51% in principal amount of the outstanding Notes of the applicable series have made a written request to the trustee to institute proceedings in respect of such event of default, (c) the holder or holders have offered an indemnity reasonably satisfactory to the trustee, (d) the trustee for 60 days after its receipt of such notice, request and offer of indemnity failed to institute any such proceeding and (e) and no contrary directions from the holders of more than 50% of the outstanding Notes of the applicable series. This provision will not prevent, however, any holder of Notes from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Notes at the respective due dates thereof.

The indenture provides that the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of Notes then outstanding under the indenture, unless the holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Notes of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. The trustee may, however, refuse to follow any direction that is in conflict with any law or the indenture or that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of Notes of the applicable series not joining therein.

MODIFICATION OF THE INDENTURE AND SUPPLEMENTAL INDENTURES

Except for those matters described in Section 9.02 of the indenture, modifications and amendments of the indenture and supplemental indentures with respect to any series will be permitted only with the consent of the holders of not less than a majority in principal amount of all outstanding Notes of the applicable series; provided, however, that no modification, amendment or supplemental indenture may, without the consent of the holder of each Note, (a) change the stated maturity of the principal of (or premium, if any, on), or any installment of principal of or interest on any Note; (b) reduce the principal amount of, or the rate or amount of interest on, or on any additional amount payable in respect thereof, or any premium payable on redemption of, any Note, or change any obligation of the Company to pay additional amounts or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any Note; (c) change the place of payment, or the coin or currency, for payment of principal of (or premium, if any), or interest on any Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note on or after the stated maturity or redemption date thereof; (e) reduce the above-stated percentage in principal amount of outstanding Notes of any series, the consent of whose Holders is required for any such supplemental indenture or the consent of whose Holders is required for any waiver with respect to such series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; (f) create any lien or the collateral securing the Notes except as otherwise provided in the indenture; or (g) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect this action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the Note.

The holders of a majority in aggregate principal amount of outstanding Notes of each series may, on behalf of all holders of Notes of that series waive, insofar as that series is concerned, compliance by us with certain restrictive covenants in the indenture.

Modifications and amendments of the indenture and supplemental indentures will be permitted to be made by us and the trustee without the consent of any holder of Notes for any of the following purposes: (a) to evidence the succession of another person to us as obligor under the indenture and the Notes; (b) to add to the covenants of us for the benefit of the holders of all or any series of Notes or to surrender any right or power conferred upon us in the indenture; (c) to add additional events of default for the benefit of the holders of all or any series of Notes, provided, however, that in respect of any such additional events of default such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults), may provide for an immediate enforcement upon such default, may limit remedies available to the trustee upon such default or may limit the right of the holders of a majority in aggregate principal amount of that on those series of Notes to which such additional events of default apply to waive such default; (d) to change or eliminate any provisions of the indenture, provided that any change or elimination shall become effective only when there are no Notes outstanding of any series created prior thereto that are entitled to the benefit of this provision; (e) to subject the indenture to additional revenues, properties or collateral, or to otherwise further secure the Notes; (f) to establish the form aggregate principal amount or terms of Notes of any series, including the provisions and procedures, if applicable, for the conversion of the Notes into common stock or preferred stock; (g) to evidence provide for the acceptance of appointment by a successor trustee with respect to the Notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee or different trustees; (h) to cure any ambiguity, defect or inconsistency in the indenture, provided, however, that this action shall not adversely affect the interests of holders of Notes of any series in any material respect; or (i) to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the Notes, provided, however, that this action shall not adversely affect the interests of the holders of the Notes of any series in any material respect.

The indenture provides that in determining whether the holders of the requisite principal amount of outstanding Notes of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder, (a) the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of determination upon declaration of acceleration of the maturity thereof; (b) the principal amount of an indexed security that may be counted in making such determination or calculation and that shall be deemed outstanding shall be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security in the indenture; and (c) Notes owned by us or any other obligor upon the Notes or any affiliate of ours or of any other obligor shall be disregarded.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

We will be permitted, at our option, to discharge certain obligations to holders of any series of Notes by irrevocably depositing with the trustee, in trust, funds in currency or currencies, currency unit or units or composite currency or currencies in which the Notes are payable in an amount sufficient to pay the entire indebtedness on the Notes in respect of principal (and premium, if any) and interest.

We may elect either to (a) defease and be discharged from any and all obligations with respect to any series of Notes (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the Notes and the obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold money for payment in trust) (“defeasance”); or (b) be released from certain obligations with respect to the Notes under the indenture (generally being the restrictions described under “Certain Covenants,” herein), its obligations with respect to any other covenant, and any omission to comply with these obligations shall not constitute a default or an event of default with respect to the Notes (“covenant defeasance”), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in currency or currencies, currency unit or units or composite currency or currencies in which the Notes are payable at stated maturity, or government obligations (as defined below), or both, applicable to the Notes that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the Notes on the scheduled due dates therefor.

Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of a defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a defeasance or covenant defeasance had not occurred, and an opinion of counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. In the event of a defeasance, the holders of the Notes would thereafter be able to look only to an applicable trust fund for payment of principal (and premium, if any) and interest.

The term “government obligations” means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Notes of a particular series are payable, for the payment of which its full faith and credit is pledged; or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the Notes of the applicable series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any government obligation held by a custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) a custodian is not authorized to make any deduction from the amount payable to the holder of a depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by a depository receipt.

BOOK-ENTRY SYSTEM

The Notes will be issued as global securities in book-entry form, which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. Unless and until it is exchanged in whole or in part for the individual certificated Notes represented thereby, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depository or any nominee of the successor.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by a global security for all purposes under the indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in compliance with DTC’s regular operating procedures. Except as provided below, owners of a beneficial interest in a global security will not be entitled to have any of the individual Notes registered in their names, will not receive or be entitled to receive physical delivery of any of these Notes in definitive form and will not be considered the owners or holders of these Notes under the indenture.

If any of the following occur, we will issue individual Notes in certificated form in exchange for a global security:

•	DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act, and we do not appoint a successor depository within 90 days;

•	an event of default under the indenture with respect to the Notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes represented by a global security advise DTC to cease acting as depository; or

•	we, in our sole discretion, determine at any time that some or all of the Notes shall no longer be represented by a global security.

In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual Notes in certificated form of like tenor, equal in principal amount to the beneficial interest, and to have the Notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple of $1,000, and will be issued in registered form only, without coupons.

DTC has advised us of the following information regarding DTC:

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others like securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or a beneficial owner, is in turn recorded on the direct and indirect participants’ records. A beneficial owner does not receive written confirmation from DTC of its purchase, but the beneficial owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction.

Transfers of ownership interests in the Notes are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners do not receive certificates representing their ownership interests in Notes, unless use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, the Notes are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC records reflect only the identity of the direct participants to whose accounts Notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. If less than all of the Notes represented by a global security are to be redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails a proxy (an “omnibus proxy”) to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date, which are identified on a list attached to the omnibus proxy.

Funds for the payment of principal and interest payments on the Notes will be withdrawn from the securities payment account by the trustee and the trustee will pay principal and interest on the Notes to DTC. DTC’s practice is to credit direct participant’s accounts on the payable date in proportion to their respective holdings as shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or Eliason Funding Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the trustee. Disbursement of payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or the trustee. Under these circumstances, if a successor securities depository is not appointed within 90 days, physical Note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, physical Note certificates will be printed and delivered.

Eliason Funding Corporation, the trustee, any paying agent, the security registrar or the placement agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for any Notes or for maintaining, supervising or reviewing any records relating to beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between the participants and the owners of beneficial interests in a global security owned through those participants.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations relating to the initial purchase, ownership and disposition of the Notes by U.S. and non-U.S. holders. This discussion is a summary only and is not a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the Notes. We have based this summary on the U.S. federal income tax laws in effect as of the date of this prospectus. However, these laws may change with possible retroactive effect. In addition, we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of Notes. Thus, the IRS could challenge one or more of the tax consequences or matters described in this prospectus.

This discussion is limited to purchasers of Notes who acquire the Notes from us in the initial offering and hold the Notes as capital assets for federal income tax purposes. This discussion does not address all possible tax consequences that may be applicable to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, ( the “Code”) or special rules applicable to certain categories of investors, such as financial institutions, insurance companies, dealers in securities, real estate investment trusts, regulated investment companies, or persons who hold Notes as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction, that may be subject to special rules. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any estate and gift tax laws applicable to U.S. and non-U.S. holders.

If you are considering the purchase of a Note, you should consult your own tax advisors as to the particular tax consequences to you of acquiring, holding or disposing of the Notes, including the effect and applicability of state, local or foreign tax laws.

As used in this discussion, the term U.S. holder means a holder of a Note that is:

•	for United States federal income tax purposes, a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision thereof or other entity characterized as a domestic corporation or partnership for federal income tax purposes;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or a trust that has a valid election in place to be treated as a United States trust.

For the purposes of this discussion, a non-U.S. holder means any holder other than a U.S. holder.

CHARACTERIZATION OF THE NOTES

The federal income tax consequences of owning Notes are dependent upon the characterization of the Notes as debt of Eliason Funding Corporation for federal income tax purposes, rather than as equity interests in Eliason Funding Corporation. Eliason Funding Corporation believes that the Notes have been structured in a manner that will allow the Notes to be characterized as debt of Eliason Funding Corporation for federal income tax purposes. However, this is only Eliason Funding Corporation’s belief, and no ruling from the IRS or an opinion of counsel has been sought in this regard. Thus, the IRS could successfully challenge this characterization.

In the event the Notes are treated as equity interests in Eliason Funding Corporation, we would lose our QSub status and be treated as a taxable C corporation for federal income tax purposes. Payments of interest and principal on the Notes in this case would generally be treated as corporate distributions and dividends to the extent Eliason Funding Corporation has current or accumulated earnings and profits. Distributions and dividends are not deductible by corporations. Thus, payments on the Notes would not be deductible by Eliason Funding Corporation if the Notes were deemed to be equity interests. The inability to deduct payments as interest would increase Eliason Funding Corporation’s taxable income and federal income tax liability. This would generally reduce the amount of cash available for payments on the Notes.

In addition to the above, treatment of the Notes as equity interests could have other adverse effects on some holders. For example, payments on the Notes to non-U.S. holders could be subject to federal income tax withholding and possibly constitute unrelated business taxable income to some tax-exempt entities, including pension funds and some retirement accounts. Moreover, the treatment of the Notes as equity interests could cause the timing and amount of income that accrues to holders of Notes to be different from that described below.

Because of these potential adverse effects, you are urged to consult your own tax advisors as to the tax consequences that may apply to your particular situation in the event the Notes are re-characterized as equity interests and as to the likelihood the Notes could be so re-characterized.

FEDERAL INCOME TAX TREATMENT OF ELIASON FUNDING CORPORATION.

Eliason, Inc. elected to treat Eliason Capital Group, Inc. and Eliason Funding Corporation as qualified subchapter S subsidiaries (referred to as “QSubs”) effective as of September 23, 2004. This election is only available with respect to wholly-owned subsidiaries of a subchapter S corporation that are eligible domestic corporations. A QSub election can be made for a chain of subsidiaries. Once a first-tier subsidiary becomes a QSub, the subchapter S corporation is treated as owning directly all of the stock of a second-tier subsidiary held by such first-tier subsidiary, and therefore may make a QSub election with respect to the second-tier subsidiary. Therefore, Eliason, Inc. was able to make a QSub for both Eliason Capital Group, Inc. (a first-tier subsidiary) and Eliason Funding Corporation (a second-tier subsidiary).

After the QSub elections become effective, the separate existence of the QSubs is generally disregarded for federal income tax purposes as long as the QSub election remains in effect. All assets, liabilities and items of income, deduction and credit of the QSubs are treated as assets, liabilities and items of income, deduction and credit of Eliason, Inc.

TAXATION OF U.S. HOLDERS

STATED INTEREST. Under general federal income tax principles, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you are using the accrual method of tax accounting, you must include stated interest in income as it accrues. If you are using the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received. We do not anticipate that the original issue discount rules will apply to the holders of the Notes. However, if applicable, the original issue discount rules generally require the holder to accrue currently the issue discount in income over the term of the Note as interest income.

Payments of interest to taxable holders of Notes will generally constitute portfolio and not passive activity income for the purposes of the passive activity loss limitations of the Code. Accordingly, income arising from payment on the Notes will not be subject to reduction by losses from passive activities of a holder. [combine with next paragraph]Interest income attributable to the Notes may be offset by investment expense deductions, subject to the limitation that individual investors may only deduct miscellaneous itemized deductions, including investment expenses, to the extent these deductions exceed 2% of the investor’s adjusted gross income.

DISPOSITION OF NOTES. In general, you will recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note measured by the difference between (1) the amount of cash and the fair market value of property received, excluding any portion of the payment that is attributable to accrued and unpaid interest on the Notes which will be taxed as interest income, and (2) your adjusted basis in the Note. The gain or loss generally will be long-term capital gain or loss, provided that the Note was a capital asset in the hands of the holder and was held for more than one year. Non-corporate taxpayers generally are subject to a current maximum federal income tax rate of 15% on net long-term capital gains. The market discount rules, which apply to previously issued notes that are purchased at a price less than its stated redemption at maturity, may require a holder to treat as ordinary income any gain recognized on the disposition of a Note to the extent of accrued market discount, unless the holder has elected to include accrued market discount in income currently. The market discount rules are beyond the scope of this tax discussion which addresses only original purchasers of the Notes.

The terms of the Notes may be modified upon the consent of a specified percentage of holders and, in some instances, without consent of the holders. In addition, the Notes may be assumed upon the occurrence of specific transactions involving Eliason Funding Corporation. The modification or assumption of a Note could, in some instances, give rise to a deemed exchange of a Note for a new debt instrument for federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, you could realize gain or loss.

CONSIDERATIONS FOR TAX-EXEMPT HOLDERS OF NOTES

Holders of Notes that are tax-exempt entities, including charitable corporations, pension, profit sharing or stock bonus plans, Keogh plans, individual retirement accounts and some other employee benefit plans are subject to federal income tax on unrelated business taxable income. For example, net income derived from the conduct of a trade or business regularly carried on by a tax-exempt entity or by a partnership in which it is partner is treated as unrelated business taxable income.

A $1,000 special deduction is allowed in determining the amount of unrelated business taxable income subject to tax. Tax-exempt entities taxed on their unrelated business taxable income are also subject to the alternative minimum tax for items of tax preference which enter into the computation of unrelated business taxable income.

In general, interest income does not constitute unrelated business taxable income. However, under the debt-financed property rules, if tax-exempt holders of Notes finance the acquisition or holding of Notes with debt, interest on the Notes will be taxable as unrelated business taxable income in proportion to the acquisition debt on the Notes. The Notes will be treated as debt-financed property if the debt was incurred to acquire the Notes or debt was incurred after the acquisition of the Notes so long as the debt would not have been incurred but for the acquisition and, at the time of the acquisition, the incurrence of the debt was foreseeable.

NON-U.S. HOLDERS

The following discussion is a summary of the principal U.S. federal income consequences resulting from the ownership of the Notes by non-U.S. holders. However, application of the U.S. federal income tax rules associated with non-U.S. holders is complex and factually sensitive. Thus, if you could be considered to be a non-U.S. holder, you are urged to consult your own tax advisors with respect to the application of the federal income tax rules for your particular situation.

PAYMENTS OF INTEREST TO NON-U.S. HOLDERS. Subject to the discussion below under “Backup Withholding and Information Reporting,” payments of interest to a non-U.S. holder generally should not be subject to United States federal withholding tax, provided that (1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of Eliason Funding Corporation, (2) the non-U.S. holder is not a controlled foreign corporation that is related to Eliason Funding Corporation, actually or constructively, through stock ownership, (3) the beneficial owner of the Note complies with the certification requirements, including delivery of a statement, signed by the holder under penalties of perjury, certifying that the holder is a foreign person and provides its name and address, (4) the interest is effectively connected with a U.S. trade or business of the non-U.S. holder and a Form W-8ECI is provided, or (5) the non-U.S. holder is entitled to the benefits of an income tax treaty under which interest is exempt from United States withholding tax and the non-U.S. holder complies with the reporting requirements. This exemption does not apply to market discount or to certain contingent interests. If a Note is held through a securities clearing organization or other specified financial institutions (an “Intermediary”), the Intermediary may provide the relevant signed statement; in that case, however, unless the Intermediary is a “qualified” intermediary as defined under the Code, the signed statement provided by the Intermediary must be accompanied by a copy of a valid Form W-8BEN provided by the non-U.S. beneficial holder of the Note.

Payments of interest not exempt from United States federal withholding tax as described above will be subject to a withholding tax at the rate of 30%, subject to reduction under an applicable income tax treaty. To claim a reduced rate under a treaty, it is necessary to provide a properly executed Form W-BEN. You should consult your own tax advisor to determine the effects of the application of the United States federal withholding tax to your particular situation.

DISPOSITION OF THE NOTES BY NON-U.S. HOLDERS. Subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to United

States federal income tax, and generally no tax will be withheld, with respect to gains realized on the disposition of a Note, unless (1) the gain is effectively connected with a United States trade or business conducted by the non-U.S. holder or (2) the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and other requirements are satisfied. Federal withholding tax may be reduced or eliminated by an applicable treaty.

NON-U.S. HOLDERS SUBJECT TO U.S. INCOME TAXATION. If interest and other payments received by a non-U.S. holder with respect to the Notes, including proceeds from the disposition of the Notes, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or the non-U.S. holder is otherwise subject to United States federal income taxation on a net basis with respect to the holder’s ownership of the Notes, or are individuals that have by operation of law become residents in the United States for federal income tax purposes, the non-U.S. holder generally will be subject to the rules described above applicable to U.S. holders of Notes, subject to any modification provided under an applicable income tax treaty. These non-U.S. holders may also be subject to the “branch profits tax,” if the holder is a corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Payments of principal and interest to U.S. holders generally will be subject to information reporting. In addition, non-corporate U.S. holders may be subject to backup withholding under Code Section 3406 at a rate of 28% (current rate) on payments of principal, premium and interest on, and the proceeds of the disposition of, the Notes. In general, backup withholding will be imposed only if (1) the U.S. holder fails to furnish its taxpayer identification number (“TIN”), which, for an individual, would be his or her Social Security number, or furnishes an incorrect TIN, (2) the IRS notifies Eliason Funding Corporation that the holder has failed to report payments of interest or dividends or that the U.S. holder has furnished an incorrect TIN, or (3) under some circumstances, the U.S. holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and is exempt from backup withholding with respect to interest and dividends. You should consult your tax advisors regarding your qualification for exemption from backup withholding and the procedure for obtaining an exemption, if applicable.

Backup withholding generally will not apply to payments made to a non-U.S. holder of a Note who provides the certification that it is a non-U.S. holder, and the payor does not have actual knowledge that a certificate is false, or otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the Notes generally will be subject to backup withholding at a rate of 30% unless the non-U.S. holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Specific information reporting and backup withholding rules apply where the disposition occurs outside the United States.

The amount of any backup withholding imposed on a payment to a holder of a Note will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

STATE TAXES

We make no representations regarding the tax consequences of the purchase, ownership or disposition of the Notes under the tax laws of any state. You should consult your own tax advisors regarding these state tax consequences.

ERISA CONSIDERATIONS

GENERAL

The Employee Retirement Income Security Act of 1974, or “ERISA,” and Section 4975 of the Code impose restrictions on employee benefit plans subject to ERISA or plans or arrangements subject to Section 4975 of the Code and on persons who are parties in interest or disqualified persons with respect to the plans. Some employee benefit plans, like governmental plans and church plans, if no election has been made under Section 410(d) of the Code, are not subject to the restrictions of Title I of ERISA, and assets of these plans may be invested in the Notes without regard to the ERISA considerations described below, subject to other applicable federal and state law. However, any governmental or church plan like these which is qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code is subject to the prohibited transaction rules. Any plan fiduciary which proposes to cause a plan to acquire any of the Notes should consult with its counsel with respect to the potential consequences under ERISA and the Code of the plan’s acquisition and ownership of the Notes. Investments by plans are also subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan’s investments be made in accordance with the documents governing the plan.

PROHIBITED TRANSACTIONS

GENERAL. Section 406 of ERISA prohibits parties in interest with respect to a plan from engaging in select transactions involving a plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes or, in some cases, a civil penalty may be assessed under Section 502(i) of ERISA, on parties in interest which engage in non-exempt prohibited transactions. Section 502(i) of ERISA requires the Secretary of the United States Department of Labor (“Labor”) to assess a civil penalty against a fiduciary who breaches any fiduciary responsibility under, or commits any other violation of, part 4 of Title I of ERISA, or any other person who knowingly participates in the breach or violation.

PLAN ASSET REGULATION. Labor has issued final regulations concerning the definition of what constitutes the assets of a plan for purposes of ERISA and the prohibited transaction provisions of the Code. The plan asset regulations describe the circumstances where the assets of an entity in which a plan invests will be considered to be “plan assets” so that any person who exercises control over the assets would be subject to ERISA’s fiduciary standards. Generally, under the plan asset regulation, when a plan invests in another entity, the plan’s assets do not include, solely by reason of the investment, any of the underlying assets of the entity. However, the plan asset regulation provides that, if a plan acquires an “equity interest” in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the assets of the entity will be treated as assets of the plan investor unless exceptions apply. If the Notes were deemed to be equity interests for this purpose and no statutory, regulatory or administrative exception applies, we could be considered to hold plan assets by reason of a plan’s investment in the Notes. These plan assets would include an undivided interest in any assets held by us. In this case, providers of services to us may be parties in interest with respect to the plans, subject to the fiduciary responsibility provisions of Title I of ERISA, including the prohibited transaction provisions of Section 406 of ERISA, and to Section 4975 of the Code with respect to transactions involving our assets. Under the plan asset regulation, the term “equity interest” is defined as any interest in an entity other than an instrument that is treated as indebtedness under “applicable local law” and which has no “substantial equity features.” Although the plan asset regulation is silent with respect to the questions of which law constitutes “applicable local law” for this purpose, Labor has stated that these determinations should be made under the state law governing interpretation of the instrument in question. In the preamble to the plan asset regulation, Labor declined to provide a precise definition of what features are equity features or the circumstances under which the features would be considered “substantial,” noting that the question of whether a plan’s interest has substantial equity features is an inherently factual one, but that in making that determination it would be appropriate to take into account whether the equity features are such that a plan’s investment would be a practical vehicle for the indirect provision of investment management services. We believe that the Notes will be classified as indebtedness without substantial equity features for ERISA purposes. However, if contrary to our belief that the Notes constitute indebtedness, the Notes are deemed to be equity interests or a partnership among the holders of Notes and us, and no statutory, regulatory or administrative exception applies, we or the deemed partnership could be considered to hold plan assets by reason of a plan’s investment in the Notes.

Depending on the relevant facts and circumstances, prohibited transaction exemptions may apply to the purchase or holding of the Notes—for example, Prohibited Transaction Class Exemption (“PTE”) 96-23, which exempts some transactions effected on behalf of a plan or by an “in-house asset manager”; PTE 95-60, which exempts some transactions between insurance company general accounts and parties in interest; PTE 91-38, which exempts some transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts some transactions between insurance company pooled separate accounts and parties in interest; or PTE 84-14, which exempts some transactions effected on behalf of a plan by a “qualified professional asset manager.” However, there can be no assurance that any of these exemptions will apply with respect to any plan’s investment in the Notes, or that the exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment.

Any plan fiduciary considering whether to purchase any Notes on behalf of a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment. Before purchasing any Notes, a fiduciary of a plan should make its own determination as to whether we, as borrower on the Notes, are a party in interest with respect to the plan, the availability of the exemptive relief provided in the plan asset regulation and the availability of any other prohibited transaction exemptions. In addition, purchasers that are insurance companies should consult their own ERISA counsel with respect to their fiduciary responsibilities associated with their purchase and ownership of the Notes.

PLAN OF DISTRIBUTION

OFFERING OF NOTES

We are offering up to $21,000,000 in principal amount of Notes on a continuous best-efforts basis. The Notes will be sold at their face value. You must purchase at least $5,000 in principal amount of Notes. Additional amounts may be purchased in increments of $1,000. Depending on market and financial conditions, our board of directors, without approval of the Note holders, may increase or decrease the minimum purchase requirement at any time and may change the interest. There is no minimum amount of Notes that must be sold before we use the proceeds. Proceeds will not be returned to investors if we sell less than all of the $21,000,000 in Notes being offered in this prospectus.

MARKETING ARRANGEMENTS

We intend to sell the Notes through our directors and officers, none of whom will receive any commission for the sale of the Notes. Our directors and officers are expected to assist us in the offering as follows: (1) in conducting informational meetings for subscribers and other potential purchasers; (2) in keeping records of all subscriptions; and (3) in training and educating our employees regarding the mechanics and regulatory requirements of the offering process. We may reimburse our directors and officers for reasonable out-of-pocket expenses actually incurred, including expenses related to attorneys’ fees and costs incurred in connection with their activities described above. We expect to agree to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments it may be required to make in respect of those liabilities.

LEGAL MATTERS

The legality of the Notes offered by this prospectus is being passed upon for us by the law firm of Michael Best & Friedrich LLP, Milwaukee, Wisconsin.

EXPERTS

The audited financial statements of Eliason Funding Corporation for the period from April 13, 2004 to December 31, 2004, appearing in this prospectus have been audited by Grant Thornton LLP, an independent registered public accounting firm, as contained in their report in the financial statements appearing elsewhere in this prospectus and are included in this prospectus in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 for the Notes being offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement, as permitted by the rules and regulations of the SEC. For further information about us and the Notes offered, see the registration statement and the exhibits filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document referenced are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy filed, each of those statements being qualified in all respects by that reference.

We are subject to the informational requirements of the Securities Exchange Act and, in compliance with this act, file periodic reports and other information with the SEC. Copies of the registration statement and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C. at 450 Fifth Street, NW, Washington, DC 20549 and at some of its regional offices which are located in the Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of all or any part of the registration statement may be obtained from the Public Reference Room of the SEC in Washington, D.C. upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants like us, that file electronically with the SEC at the following Internet address: (http://www.sec.gov). We intend to furnish the holders of the Notes with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information, to the extent required by the Securities Exchange Act of 1934, as amended.

INDEX TO FINANCIAL STATEMENTS

ELIASON FUNDING CORPORATION

FINANCIAL STATEMENTS FOR THE PERIOD

SINCE INCEPTION ON APRIL 13, 2004 TO DECEMBER 31, 2004:

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Eliason Funding Corporation

We have audited the accompanying balance sheet of Eliason Funding Corporation as of December 31, 2004 and the related statements of operations, stockholders’ equity, and cash flows for the period April 13, 2004 (date of inception) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Eliason Funding Corporation as of December 31, 2004 and the results of their operations and their cash flows for the period April 13, 2004 (date of inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Milwaukee, Wisconsin

March 25, 2005

ELIASON FUNDING CORPORATION

BALANCE SHEET

As of December 31, 2004

ASSETS
CURRENT ASSETS
Cash	$35,015

Total current assets	$35,015

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES
Accounts payable—related party	$16,100

Total current liabilities	16,100

STOCKHOLDERS’ EQUITY
Common stock—$.01 par value, 10,000 shares authorized, 1,000 shares issued and outstanding	10
Additional paid in capital	99,990
Accumulated deficit	(81,085)

18,915

Total liabilities and stockholders’ equity	$35,015

The accompanying notes to financial statements are an integral part of this statement.

ELIASON FUNDING CORPORATION

STATEMENT OF OPERATIONS

For the period from April 13, 2004

(date of inception) through December 31, 2004

Revenues	$—

Operating expenses:
Professional management fees	16,100
Bank service fees	62
Legal and professional	65,019

81,181

Operating loss	(81,181)
Other income, net	96

NET LOSS	$(81,085)

The accompanying notes to financial statements are an integral part of this statement.

ELIASON FUNDING CORPORATION

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from April 13, 2004

(date of inception) through December 31, 2004

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total equity
Balance at April 13, 2004 (date of inception)	$—	$—	$—	$—
Issuance of 1,000 shares of stock at $.01 par value	10	99,990	—	100,000
Net loss for the period ended December 31, 2004	—	—	(81,085)	(81,085)

Balance at December 31, 2004	$10	$99,990	$(81,085)	$18,915

The accompanying notes to financial statements are an integral part of this statement.

ELIASON FUNDING CORPORATION

STATEMENT OF CASH FLOWS

For the period from April 13, 2004

(date of inception) through December 31, 2004

Cash flows from operating activities
Net loss	$(81,085)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in accounts payable	16,100

Net cash used in operating activities	(64,985)

Cash flows from financing activities
Issuance of common stock	100,000

Net cash provided by financing activities	100,000

NET INCREASE IN CASH	35,015
Beginning balance	—

Ending balance	$35,015

The accompanying notes to financial statements are an integral part of this statement.

NOTES TO FINANCIAL STATEMENTS

NOTE A—ORGANIZATION

Eliason Funding Corporation (“Company”) was formed on April 13, 2004 to, among other things, originate loans to entities which are affiliates for the acquisition and management of real estate primarily in the Midwest. The Company is 100% owned by Eliason Capital Group, Inc. which is in turn 100% owned by Eliason, Inc.

The Company is currently in the process of finalizing an initial public debt offering, to secure up to $21 million in public funds.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of the significant accounting policies in the preparation of the accompanying financial statement follows.

1. Income Taxes

Eliason, Inc. has elected to characterize the Company as a qualified subchapter S subsidiary under Section 1361 of the Internal Revenue Code. Accordingly, income taxes on net earnings are payable personally by the stockholders and no provision has been made for federal and state income taxes.

NOTE C—RELATED PARTY TRANSACTIONS

The Company has accounts payable to Eliason, Inc., a related party, totaling $16,100 at December 31, 2004.

The accounts payable represents management services provided by Eliason, Inc. as described in Note E below.

NOTE D—LIQUIDITY

As previously described, the Company is in the process of completing the required filings with the SEC for the issuance of public debt. Since its inception on April 13, 2004, the Company has conducted no business activities, except for organizational, capital raising and market/financial feasibility activities. For the period from inception through December 31, 2004, there has been no revenue from operations and accumulated expenses totaling $81,181.

The ability to commence operations depends primarily upon the Company’s ability to obtain adequate financial resources through the offering of public debt. On January 13, 2005, the Company entered into a Contribution Agreement with Eliason, Inc., Eliason Capital Group, Inc. and Brian and David Eliason (all related parties). Under the agreement, the related parties have agreed to fund the obligations of the Company as necessary.

NOTE E—MANAGEMENT SERVICES AGREEMENT

On December 31, 2004, the Company entered into a Management Services Agreement with a related party. The agreement, among other things, will provide the Company with management services for a fee of $5,000 per month. The agreement automatically renews each year unless written notice indicating the desire to terminate the agreement is received within 30 days of December 31.

NOTE F—SUBSEQUENT EVENT

On March 2, 2005, the Company received an additional capital contribution in the amount of $10,000 from Eliason Capital Group, Inc.

You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to distribute or sell these securities in any jurisdiction where the distribution or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

UP TO

$21,000,000

ELIASON FUNDING CORPORATION

NOTES

PROSPECTUS

[                    ], 2005

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Wisconsin Business Corporation Law and our Bylaws, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to us and such breach or failure constituted: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonably cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance or expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, our directors are not subject to personal liability to us, our shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

Under certain circumstances, we are required to advance expenses for the defense of any action for which indemnification may be available. We also intend to purchase director and officer liability insurance against certain claims and liabilities which may be made against our former, current or future directors or officers.

The indemnification provided by the Wisconsin Business Corporation Law and our By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We will pay all expenses in connection with the registration and sale of the Notes specified in this prospectus. The estimated expenses of issuance and distribution are set forth below.

SEC Registration Fees	$2,469.00
Blue Sky Qualification Fees and Expenses*	$—
Trustee Fees*	$10,000.00
Legal Fees*	$90,000.00
Accounting Fees*	$25,000
Printing Fees	$5,000
Miscellaneous*	$2,531

Total	$135,000

*	Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On September 23, 2004, we sold for an aggregate amount of $100,000, one thousand (1,000) shares of our common stock, par value $.01 per share, to Eliason Capital Group, Inc. at a price of $100 per share. Eliason Capital Group, Inc. is owned by Eliason, Inc. which is owned by Brian Eliason and David Eliason, who are directors and officers of ours.

We relied upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 thereunder, which cover “transactions by an issuer not involving any public offering,” to issue securities discussed above without registration under the Securities Act of 1933. We made a determination in each case that the person to whom the securities were issued did not need the protection that registration would afford. We believe that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment. We also believe that the investors had access to the same type of information as would be contained in a registration statement. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by us, after approval by our legal counsel.

ITEM 27. EXHIBITS

The following is a list of exhibits filed with this Registration Statement:

Exhibit No.	Description
3.01	Articles of Incorporation of Eliason Funding Corporation

3.02	Bylaws of Eliason Funding Corporation

4.01	Form of Indenture

5.01	Opinion and Consent of Michael Best & Friedrich LLP

10.01	Management Agreement dated as of October 31, 2004 between Eliason Funding Corporation and Eliason, Inc.

23.01	Consent of Grant Thornton LLP

24.01	The Power of Attorney included on Page II-4 of the Registration Statement

25.01	Statement of Eligibility of the Trustee

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned Registrant will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of St. Germain, State of Wisconsin on June 6, 2005.

ELIASON FUNDING CORPORATION

By:	/s/ David J. Eliason
Name:	David J. Eliason
Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, whose signatures appear below, hereby constitute and appoint David J. Eliason and Ronald J. Beam their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ David J. Eliason	President and Director	June 6, 2005
Name: David J. Eliason

/s/ Ronald J. Beam	Vice President and Chief Financial Officer	June 6, 2005
Name: Ronald J. Beam

/s/ Brian E. Eliason	Director	June 6, 2005
Name: Brian E. Eliason

/s/ Donald R. Eliason	Director	June 6, 2005
Name: Donald R. Eliason

EXHIBIT INDEX

Exhibit No.	Description
3.01	Articles of Incorporation of Eliason Funding Corporation

3.02	Bylaws of Eliason Funding Corporation

4.01	Form of Indenture

5.01	Opinion and Consent of Michael Best & Friedrich LLP

10.01	Management Agreement dated as of October 31, 2004 between Eliason Funding Corporation and Eliason, Inc.

23.01	Consent of Grant Thornton LLP

24.01	The Power of Attorney included on Page II-4 of the Registration Statement

25.01	Statement of Eligibility of the Trustee

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